Exhibit 5

ROBERT BRANTL, ESQ.

181 Dante Avenue

Tuckahoe, NY 10707

914-693-3026

November 24, 2021

Eastside Distilling, Inc.

8911 NE Marx Drive, Suite A2

Portland, Oregon 97220

Re: Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

I have acted as counsel to Eastside Distilling, Inc., a Nevada corporation (the “Company”), in connection with its filing on November 24, 2021 with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), pertaining to the registration of 1,119,624 shares of common stock of the Company (the “Registered Shares”) that may be sold from time to time by the selling shareholder identified therein. You have provided me with a draft of the Registration Statement in the form in which it will be filed, which includes the prospectus (the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the validity of the Registered Shares.

In my capacity as your counsel in connection with such registration, I am familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Registered Shares. As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

I am opining herein as to the effect on the subject transaction only of Chapter 78 of the Nevada Revised Statutes, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing conditions, it is my opinion that, as of the date hereof, (i) the 806,451 shares of Common Stock to be issued upon conversion of currently outstanding shares of Series B Preferred Stock, if the Series B Preferred Stock is converted in accordance with its Certificate of Designation, will be validly issued, fully paid, and nonassessable, (ii) the 196,507 shares of Common Stock to be issued as dividends with respect to the Series B Preferred Stock, if so issued in accordance with the Certificate of Designation of the Series B Preferred Stock, will be validly issued, fully paid, and nonassessable, and (iii) the 116,666 shares of Common Stock to be issued pursuant to the currently outstanding warrant issued by the Company to the Selling Shareholder, if exercised in accordance with the terms of such warrant, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.”

Very truly yours,

/s/ Robert Brantl
Robert Brantl